EXHIBIT 99.1

Harbinger Group Inc. Reports First Quarter Fiscal 2013 Results

Revenues of $1.2 billion, Up 5% from Prior Year Period; Net Income Attributable to Common and Participating Preferred Stockholders of $62.0 Million, an Increase of 161%; EPS $0.31 versus $0.12 from Prior Year Period

Achieves Major Business Milestones During Quarter, including Refinancing Debt, Expanding Public Float and Shareholder Base, and Announcing Energy Business Agreement

NEW YORK-February 8, 2013 -- Harbinger Group Inc. ("HGI"; NYSE: HRG), a diversified holding company focused on acquiring and growing attractive businesses, today announced its consolidated results for the first quarter of Fiscal 2013 ended on December 30, 2012.  The results include HGI's Consumer Products Business, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB), and HGI's Insurance and Financial Services Segments, which includes HGI's Fidelity & Guaranty Life Holdings, Inc. (“FGL”) and Salus Capital Partners, LLC (“Salus”) operating subsidiaries.

Philip A. Falcone, HGI Chairman and Chief Executive Officer, said, "We are very pleased with the first quarter performance, which is a testament to our ability to identify companies that will increase in value.  As we take HGI to the next level, we remain sharply focused on building value for shareholders and executing on our strategy of acquiring and growing attractive businesses over the long term."

Omar Asali, President of HGI, said, “The last several months have been a watershed period in the continued growth and development of HGI.  We achieved several major milestones, including refinancing our 10.625% senior secured notes at a significantly lower interest rate and on more attractive terms, giving us a strong capital structure to support growth.  We completed the secondary offering of 23 million shares by our majority shareholder, increasing our public float and broadening our shareholder base with the addition of new, high-quality institutional investors.  We significantly enhanced our Consumer Products business through Spectrum Brands' acquisition of HHI, adding top-level positions in North American markets for key residential hardware and home improvement products.  And we announced a third operating business in Energy through a financially and strategically important joint venture with EXCO."

First Quarter Fiscal 2013 Business Highlights:

•
Refinanced $500 million aggregate principal amount 10.625% senior secured notes through issuance of $700 million aggregate principal amount of new 7.875% senior secured notes, lowering HGI's cost of capital and extending debt maturities.  Remaining proceeds from debt issuance to be used for working capital and general corporate purposes.

•
Commenced registered secondary public offering of 23 million shares of HGI common stock by majority shareholder, increasing HGI's public float and broadening its shareholder base.  Announced pricing of 20 million shares on December 13, 2012, with remaining 3 million shares purchased by underwriters in January of 2013.

•
Completed Spectrum Brands acquisition of Stanley Black & Decker, Inc.'s Hardware & Home Improvement Group (“HHI”), expected to enhance Spectrum Brands' top-line growth, margins and free cash flow profile, while providing added scale, greater product diversity and attractive cross-selling opportunities.

•
HGI announced an agreement to acquire a new Energy Operating Business through a joint venture with EXCO Resources, Inc., creating a private partnership holding long-life, low geological-risk conventional oil and gas assets that generate steady production and reliable cash flows.  Transaction is expected to close in the second quarter of Fiscal 2013.

•
Received approval for inaugural $1.5 billion reinsurance treaty between Front Street Re and Fidelity & Guaranty Life, establishing HGI's reinsurance platform while also supporting continued growth of Fidelity & Guaranty Life.

Quarterly Results Highlights:

•	HGI recorded total revenues of $1.2 billion for the first quarter of Fiscal 2013, an increase of $56.3 million, or 4.8%.

•
Net income attributable to common and participating preferred stockholders increased to $62.0 million, or $0.31 per common share attributable to controlling interest ($0.03 diluted), compared to $23.8 million, or $0.12 per common share attributable to controlling interest ($0.06 diluted), in the Fiscal 2012 Quarter.

•
HGI's Fiscal 2013 first quarter results include $87.9 million of costs incurred by HGI and Spectrum Brands related to the extinguishment of HGI's 10.625% notes, and the financing of the HHI acquisition, respectively.  Partially offsetting these expenses, HGI's stock price depreciation of 11.0% from $8.43 to $7.50 per share during the Fiscal 2013 Quarter resulted in a $68.9 million liability decrease related to the fair value of the preferred stock equity conversion feature, which represents a non-cash gain to net income. In addition, HGI realized $125.7 million of investment gains in its Insurance Segment.

•
During the quarter, HGI received dividends from FGL of $20 million. HGI received total dividends for the Trailing 12 Months Ended December 30, 2012, of $71 million, including dividends from FGL, Spectrum Brands and Salus.

•
HGI ended the quarter with corporate cash and short-term investments of approximately $489.2 million (primarily held at HGI and HGI Funding LLC), which supports HGI's business strategy and growth of existing businesses.

Quarterly Segment Highlights:

•
For the first quarter of Fiscal 2013, HGI's Consumer Products segment had record net sales of $870.3 million, a $21.5 million, or 2.5%, increase from $848.8 million for the Fiscal 2012 Quarter; excluding negative foreign exchange impact, net sales grew 3.2% versus the prior quarter.

•
Consumer Products segment operating income was $68.2 million compared to $83.7 million in the first quarter of Fiscal 2012.  The decrease reflects acquisition and integration costs primarily related to the HHI acquisition.  Consumer Products segment adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased by $5.6 million, or 4.5%, to $130.7 million versus the prior year quarter on higher sales, synergy benefits and cost reduction initiatives. Adjusted EBITDA margin represented 15.0% of sales compared to 14.7% in the first quarter of Fiscal 2012.

•
Insurance segment product sales for the first quarter of Fiscal 2013 were $254.9 million, compared to $372.5 million in the comparable period of Fiscal 2012, reflecting product and pricing changes to maintain target profitability.

•
As of December 30, 2012, the Insurance segment had a net US GAAP book value of $1.3 billion (including accumulated other comprehensive income (“AOCI”) of $422.9 million), up from $1.2 billion as of September 30, 2012.  Net unrealized gains on available for sale investments were $1.0 billion on a U.S. GAAP basis.

•
Salus originated $175.0 million of new asset-based loan commitments in the first quarter of Fiscal 2013 Quarter. Salus had $207.4 million of loans outstanding as of December 30, 2012, and contributed approximately $5.1 million to HGI's consolidated earnings for the Fiscal 2013 first quarter.

Mr. Asali said, “Our Consumer Products and Insurance and Financial Services businesses performed well during the quarter and continued to successfully execute on strategic plans to drive long-term growth and profitability. HGI's Insurance segment ended the quarter with a net U.S. GAAP book value of $1.3 billion, up from $1.2 billion as of September 30, 2012, as we continued to build the value of this business. While first quarter results for the Consumer Products segment were affected by costs related to the HHI acquisition, Spectrum Brands delivered another record for first quarter net sales and adjusted EBITDA, and is well positioned for continued strong performance given the value proposition of its products and the addition of renowned, market-leading brands gained through the HHI acquisition."

Detail on First Quarter Fiscal 2013 Results:

HGI's consolidated revenues for the first quarter of Fiscal 2013 were $1.22 billion, compared to $1.17 billion for the first quarter of Fiscal 2012.  Revenues for Consumer Products, which reflect the Spectrum Brands business, were $870.3 million in first quarter of Fiscal 2013 compared to $848.8 million in the year-ago period, an increase of 2.5% (or 3.2% excluding negative foreign exchange impact).  The Insurance and Financial Services Segments contributed $352.0 million to HGI's revenues in the quarter compared to $317.2 million in the first quarter of Fiscal 2012.

HGI's consolidated operating income was $215.4 million for the first quarter of Fiscal 2013 compared to operating income of $111.8 million in the comparable period in Fiscal 2012.  HGI reported consolidated net income attributable to common and participating preferred stockholders of $62.0 million, or $0.31 per common share attributable to controlling interest ($0.03 diluted), compared to $23.8 million, or $0.12 per common share attributable to controlling interest ($0.06 diluted), in the Fiscal 2012 first quarter.

Fiscal 2013 first quarter consolidated net income attributable to common and participating preferred stockholders was affected by an $87.2 million increase in interest expense from the first quarter of Fiscal 2012.  First quarter Fiscal 2013 interest expense was $143.1 million compared to $55.9 million in the year-ago period.  The increase in quarterly interest expense was principally due to $58.9 million of fees incurred by HGI related to the extinguishment of the 10.625% Notes, and $29.0 million of costs incurred by Spectrum Brands associated with the financing of the HHI acquisition.

HGI's first quarter Fiscal 2013 results were also affected by a $68.9 million liability decrease in the fair market value of the equity conversion feature of HGI's preferred stock, which results in a non-cash gain to earnings, in addition to realizing $125.7 million of investment gains in our Insurance Segment.

Consumer Products:

Consumer Products net sales increased $21.5 million, or 2.5%, to $870.3 million in the first quarter of Fiscal 2013 from $848.8 million in the first quarter of Fiscal 2012.  Excluding negative foreign exchange impacts of $6.0 million, net sales increased 3.2%.  Consumer batteries, pet supplies, and home and garden control products all reported higher revenues compared to the first quarter of Fiscal 2012.  In addition, the new hardware and home improvement (HHI) business added $34.0 million in sales.  Small appliance sales declined by 9.5% primarily reflecting the planned and continued elimination of low margin promotions.  Sales of electric shaving and grooming products declined slightly, while electric personal care sales were flat.

Gross profit, representing net consumer products sales minus consumer products cost of goods sold, for the Fiscal 2013 Quarter was $288.2 million compared to $284.1 million for the Fiscal 2012 Quarter, representing a $4.1 million increase.  Gross profit margin, representing gross profit as a percentage of consumer products net sales, for the quarter was 33.1% compared to 33.5% in Fiscal 2012 first quarter.  The slight decrease in gross profit margin was driven by increased cost of goods sold due to the sale of inventory, which was revalued in connection with the HHI acquisition, which more than offset gross profit improvement resulting from the planned and previously announced exit of low margin products in the small appliances category of nearly $20 million.

Consumer Products operating income was $68.2 million in the first quarter of Fiscal 2013 from $83.7 million in the first quarter of Fiscal 2012, as higher sales were offset by acquisition and integration costs primarily related to the HHI acquisition.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased by $5.6 million, or 4.5%, to $130.7 million versus the first quarter of Fiscal 2012.  First quarter Fiscal 2013 Adjusted EBITDA included $3.2 million from HHI and $3.0 million from the FURminator® acquisition completed on December 22, 2011.  Adjusted EBITDA is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA to the Consumer Product segment's operating income below.

In December 2012, Spectrum Brands issued $520.0 million aggregate principal amount of 6.375% Senior Notes due 2020 and $570.0 million aggregate principal amount of 6.625% Senior Notes due 2022. The proceeds from the offerings were used to fund a portion of the HHI acquisition. Spectrum Brands financed the remaining portion of the HHI acquisition with a new $800.0 million term loan facility.  A portion of the term loan proceeds were also used to extinguish the former term loan facility, which had an aggregate amount outstanding of $370.2 million prior to extinguishment.

For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' first quarter earnings announcement, by reading Spectrum Brands' filings with the Securities & Exchange Commission at www.sec.gov.

Insurance and Financial Services:

First quarter Fiscal 2013 insurance total product sales were $254.9 million compared to $372.5 million in the first quarter of Fiscal 2012.  The decrease reflects product and pricing changes made by FGL to the core fixed index annuity portfolio to maintain target profitability.  Due to these product revisions during calendar year 2012, fixed indexed annuities (“FIA”) product sales declined 29% to $243.1 million compared to the first quarter of Fiscal 2012.  Total product sales increased 69% in the twelve months ended on December 30, 2012 to $1.6 billion compared to $929.3 million for the twelve months prior to the end of first quarter of Fiscal 2012. FGL continues to maintain its position in the top-ten industry ranking for FIA sales with total FIA sales in the last twelve months of more than $1.5 billion compared with $781.1 million for the twelve months prior to the end of first quarter Fiscal 2012, driven by the success of FGL's flagship product Prosperity EliteSM.

FGL has approximately $17.7 billion of cash and invested assets under management as of December 30, 2012, compared to $17.8 billion as of September 30, 2012. Estimated risk-based capital (RBC) ratio at December 30, 2012 remained well in excess of 350%.

The Insurance segment reported operating income of $165.3 million for the first quarter of Fiscal 2013, an increase of $128.9 million, from $36.4 million for the first quarter of Fiscal 2012.

First quarter 2013 results included realized investment gains of $125.7 million, net of related intangibles amortization, compared to $18.2 million of net realized investment gains in the comparable period of Fiscal 2012. The increase in net realized investment gains was the result of strategic portfolio repositioning to shorten the overall portfolio duration combined with the realization of certain tax-advantaged built-in-gains.

Adjusted operating income was $33.0 million (pre-tax) for the first quarter of Fiscal 2013, reflecting solid business performance, as FGL continues to execute on its business strategy. Adjusted operating income is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the FIA embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see “Non-U.S. GAAP Measures” and a reconciliation of adjusted operating income to the Insurance segment's operating income below.

As of December 30, 2012, HGI's Insurance segment had a net U.S. GAAP book value of $1.3 billion (including AOCI of $422.9 million), up from $1.2 billion as of September 30, 2012.  As of December 30, 2012, the Insurance segment's available for sale investment portfolio had $1.0 billion in net unrealized gains on a U.S. GAAP basis.  FGL's investment portfolio continues to be conservatively positioned, has shortened the portfolio duration over the past twelve months, and remains well matched against its liability profile.

On December 17, 2012, HGI announced that FGL had received approval from the Maryland Insurance Administration to enter into a reinsurance treaty with Front Street Re (Cayman) Ltd., also a wholly-owned subsidiary of HGI. Under the terms of the reinsurance treaty, Fidelity & Guaranty Life ceded approximately 10%, or approximately $1.5 billion of liabilities, of its annuity business to Front Street Re.  The transaction was effective December 31, 2012, for which the effects will be eliminated in consolidation.

About Harbinger Group Inc.

Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI's principal operations are conducted through subsidiaries that offer life insurance and annuity products; and branded consumer products, such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

Forward Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements related to the transactions with regards to the joint venture with EXCO Resources, Inc (the "Partnership"). Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the risk that closing of the transactions with regards to the Partnership will not occur, will be delayed or will close on terms materially different than expected, including, in the case of the Partnership transaction, as a result of title and environmental diligence of properties to be acquired, commodity price risks, drilling and production risks, related financing plans, reserve estimates and values, statements about the Partnership's properties and potential reserves and production levels. Other factors could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identifying any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-U.S. GAAP Measures

Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.

Our Consumer Products Segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-U.S. GAAP financial measure. Management believes that Adjusted EBITDA is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of our Consumer Product Segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.

Our Insurance Segment uses Adjusted Operating Income, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions.  While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business.  Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance Segment's operations.

While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S.  GAAP results.

For further information contact:

For investor inquiries: Harbinger Group Inc. Investor Relations Tara Glenn Tel: 212.906.8560 Email: investorrelations@harbingergroupinc.com	For media inquires: Jamie Tully or Michael Henson Sard Verbinnen & Co Tel: 212.687.8080

Source: Harbinger Group Inc.

(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 30, 2012	September 30, 2012
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$16,476.6	$16,088.9
Equity securities	312.1	394.9
Derivative investments	156.4	200.7
Asset-backed loans	204.8	180.1
Other invested assets	66.6	53.8
Total investments	17,216.5	16,918.4
Cash and cash equivalents	1,103.7	1,470.7
Receivables, net	566.7	414.4
Inventories, net	679.2	452.6
Accrued investment income	153.0	191.6
Reinsurance recoverable	2,378.5	2,363.1
Deferred tax assets	189.0	312.7
Properties, net	328.0	221.6
Goodwill	1,421.3	694.2
Intangibles, including DAC and VOBA, net	2,475.7	1,988.5
Other assets	347.2	172.6
Total assets	$26,858.8	$25,200.4

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,349.0	$15,290.4
Future policy benefits	3,592.3	3,614.8
Liability for policy and contract claims	99.7	91.1
Total insurance reserves	19,041.0	18,996.3
Debt	3,917.8	2,167.0
Accounts payable and other current liabilities	736.2	754.2
Equity conversion feature of preferred stock	163.1	232.0
Employee benefit obligations	100.2	95.1
Deferred tax liabilities	492.3	382.4
Other liabilities	416.8	655.3
Total liabilities	24,867.4	23,282.3

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	323.0	319.2

Harbinger Group Inc. stockholders' equity:
Common stock	1.4	1.4
Additional paid-in capital	848.3	861.2
Accumulated deficit	(36.4)	(98.2)
Accumulated other comprehensive income	403.3	413.2
Total Harbinger Group Inc. stockholders' equity	1,216.6	1,177.6
Noncontrolling interest	451.8	421.3
Total permanent equity	1,668.4	1,598.9
Total liabilities and equity	$26,858.8	$25,200.4

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended
	December 30, 2012	January 1, 2012
	(Unaudited)
Revenues:
Net consumer product sales	$870.3	$848.8
Insurance premiums	13.8	16.8
Net investment income	178.0	186.8
Net investment gains	146.5	103.9
Insurance and investment product fees and other	13.7	9.7
Total revenues	1,222.3	1,166.0
Operating costs and expenses:
Consumer products cost of goods sold	582.1	564.7
Benefits and other changes in policy reserves	83.6	176.9
Selling, acquisition, operating and general expenses	254.6	255.9
Amortization of intangibles	86.6	56.7
Total operating costs and expenses	1,006.9	1,054.2
Operating income	215.4	111.8
Interest expense	(143.1)	(55.9)
Gain from the change in the fair value of the equity conversion feature of preferred stock	68.9	27.9
Other (expense) income, net	(8.7)	1.2
Income from continuing operations before income taxes	132.5	85.0
Income tax expense	64.4	39.5
Net income	68.1	45.5
Less: Net (loss) income attributable to noncontrolling interest	(6.0)	6.0
Net income attributable to controlling interest	74.1	39.5
Less: Preferred stock dividends and accretion	12.1	15.7
Net income attributable to common and participating preferred stockholders	$62.0	$23.8

Net income per common share attributable to controlling interest:

Basic	$0.31	$0.12
Diluted	$0.03	$0.06

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)

The table below shows the adjustments made to the reported operating income of the consumer products segment to calculate its Adjusted EBITDA:

	Three months ended
	December 30, 2012	January 1, 2012
	(Unaudited)
Reconciliation to reported Consumer Product Segment operating income:
Reported operating income - Consumer Products Segment	$68.2	$83.7
Add: Other expense not included above	(1.6)	(2.2)
Add back:
Net loss attributable to non-controlling interest	0.5	—
HHI Business inventory fair value adjustment	5.2	—
Restructuring and related charges	6.6	7.7
Acquisition and integration related charges	20.8	7.6
Adjusted EBIT - consumer products segment	99.7	96.8
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	10.7	9.3
Amortization of intangibles	17.1	14.6
Stock-based compensation	3.2	4.4
Adjusted EBITDA - Consumer Products Segment	$130.7	$125.1

The table below shows the adjustments made to the reported operating income (loss) of the insurance segment to calculate its pretax adjusted operating income:

	Three months ended
	December 30, 2012	January 1, 2012
	(Unaudited)
Reconciliation to reported operating income:
Reported operating income - insurance segment	$165.3	$36.4
Effect of investment gains, net of offsets	(125.7)	(18.2)
Effect of change in FIA embedded derivative discount rate, net of offsets	(6.6)	2.8
Effects of transaction-related reinsurance	—	3.1
Adjusted operating income	$33.0	$24.1